QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.4

Holland & Hart LLP
2515 Warren Ave., Suite 450
Cheyenne, WY 82001
Phone (307) 778-4200
Fax (307) 778-8175

June 29, 2017

NGL Energy Partners LP
6120 South Yale Avenue, Suite 805
Tulsa, OK 74136

Re:    Securities and Exchange Commission Form S-4 Registration Statement

Ladies and Gentlemen:

        We have acted as special counsel in the State of Wyoming (the "State") to AntiCline Disposal, LLC, a Wyoming limited liability company (the "Wyoming Guarantor"), a subsidiary of NGL Energy Partners LP, a Delaware limited partnership (the "Partnership"), for the purpose of rendering this opinion in connection with: (i) the offer by the Partnership and NGL Energy Finance Corp., a Delaware corporation (the "Co-Issuer" and, together with the Partnership, the "Issuers"), to issue up to $700,000,000 aggregate principal amount of registered 7.5% Senior Notes due 2023 (the "2023 Exchange Notes"), in exchange for the same principal amount of the Issuer's registered 7.5% Senior Notes due 2023 (the "2023 Old Notes"). The 2023 Old Notes were, and the 2023 Exchange Notes will be, issued pursuant to an indenture dated as of October 24, 2016 among the Issuers, the subsidiaries of the Partnership party thereto, including the Wyoming Guarantor, and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture thereto, dated February 21, 2017 (such indenture, as supplemented, referred to herein as the "Indenture"). The New Notes are being guaranteed by the Wyoming Guarantor as well as by other certain subsidiaries of the Partnership (together with the Wyoming Guarantor, the "Guarantors") pursuant to guarantees included in the Indenture (the "Guarantees"). The opinions contained in this letter are rendered at the request of the Issuers in connection with that certain Registration Statement on Form S-4 (the "Registration Statement"), dated June 29, 2017, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") on June 29, 2017 and in accordance with the requirements of Item 601(b)(5) of Regulations S-K under the Act.

        In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

          (a)   the Registration Statement;

          (b)   the Indenture;

          (c)   the Articles of Organization of the Wyoming Guarantor, certified to us by the Secretary of State of the State and certified by the Secretary of the Wyoming Guarantor as being in effect on the date of this opinion (the "Articles");

          (d)   the Second Amended and Restated Limited Liability Company Agreement of the Wyoming Guarantor dated as of September 30, 2013, certified to us by the Secretary of the Wyoming Guarantor as being true, correct, complete and in full effect on the date of this opinion (the "LLC Agreement" and, together with the Articles, the "Organizational Documents");

          (e)   the written consent of NGL Water Solutions, LLC, a Colorado limited liability company, formerly known as High Sierra Water Holdings, LLC, a Colorado limited liability company ("NGL Water"), the sole member of the Wyoming Guarantor, dated October 14, 2016 relating to the approval of the transactions contemplated by the Transaction Documents (as defined below), certified by the Secretary of the Wyoming Guarantor as being true, correct, complete and in full effect on the date of this opinion (the "Written Consent");

          (f)    a Certificate of the Secretary of the Wyoming Guarantor of even date herewith certifying as to (i) the incumbency of the officers of the Wyoming Guarantor who have executed the Transaction Documents on behalf of the Wyoming Guarantor, (ii) the execution and delivery of the Indenture, and (iii) the Organizational Documents and Written Consent referenced above (the "Secretary's Certificate"); and

          (g)   a Good Standing Certificate covering the Wyoming Guarantor, issued by the Secretary of State of the State on June 26, 2017 (the "Good Standing Certificate").

        The documents described in items (a) and (b) above are collectively referred to herein as the "Transaction Documents."

        We have not represented the Wyoming Guarantor in matters other than in connection with the preparation of this opinion letter. We have conducted only such inquiries and examinations of law as we deem necessary or appropriate for rendering this opinion. As to factual matters, we have relied upon and assumed the truthfulness and accuracy of (a) the representations and warranties of the Issuers and the Guarantors set forth in the Indenture and the Registration Statement, and (b) the certifications of the Secretary of the Wyoming Guarantor made in the Secretary's Certificate.

        We have assumed for purposes of this opinion: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic, or photostatic copies; (c) the genuineness of all signatures; and (d) the due authorization, execution and delivery of the Transaction Documents by the persons authorized by each respective party thereto (other than the Wyoming Guarantor to the extent of the opinions expressed herein) to execute and deliver such documents on each party's behalf.

        Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

          1.     The Wyoming Guarantor is validly existing as a limited liability company and is in good standing under the laws of the State with the limited liability company power and authority to execute and deliver the Indenture (which include the Guarantees) and to perform its obligations thereunder.

          2.     The execution and delivery by the Wyoming Guarantor of, and the performance by the Wyoming Guarantor of its obligations under, the Indenture (which include the Guarantees) has been duly authorized by all necessary limited liability company action on the part of the Wyoming Guarantor, and the Indenture (which include the Guarantees) have been duly executed and delivered by the Wyoming Guarantor.

        Our opinions contained in this letter are based on the laws of the State. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction, including that of the State. This letter is limited to the matters expressed herein and no other opinions may be implied.

        Our opinions contained in this letter are rendered only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise or come to our attention after the date of this opinion letter, or any future changes in laws. This opinion letter is provided as a legal opinion only, effective as of the date of this letter, and not as a guaranty or warranty of the matters discussed herein or as representations of fact.

        These opinions are furnished for the benefit of the addressee. We hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Registration Statement. In giving the opinions contained in this letter and our consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Holland & Hart LLP

QuickLinks

  Exhibit 5.4